UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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    Zoran Corporation

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ZORAN CORPORATION 1390 Kifer Road Sunnyvale, California 94086

February [    ], 2011

Dear Stockholder:

Ramius Value and Opportunity Master Fund Ltd and the other participants described herein (collectively, the “Ramius Group”) have commenced a process seeking to remove, without cause, six current members of your Board of Directors (the “Board”) of Zoran Corporation (“Zoran” or the “Company”) and fill the vacancies created by such vacancies with individuals selected by the Ramius Group. In short, the Ramius Group is asking you to turn over control of the Company without providing a clear and concrete path to build value of your investment in the Company.

The Board strongly believes that the Ramius Group’s actions are not in the best interests of the Company or its stockholders. We believe that your current Board and management should be permitted to continue to pursue the Company’s business plan, which has been thoughtfully developed and refined. Accordingly, we strongly urge you to reject the Ramius Group’s efforts to remove your Board.

You can reject the Ramius Group’s efforts to take control of the Company by taking the following steps:

1. Do not sign the Ramius Group’s white consent card;

2. If you have signed the Ramius Group’s white consent card, you may revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately; and

3. Even if you have not signed the Ramius Group’s white consent card, you can show your support for your Board and fellow stockholders by signing, dating and mailing the enclosed BLUE Consent Revocation Card.

Regardless of the number of shares of common stock of the Company that you own, your revocation of consent is important. Please act today. Thank you for your support.

Sincerely yours,
/s/ Levy Gerzberg, Ph.D. Levy Gerzberg, Ph.D. President, Chief Executive Officer and Director

/s/ Uzia Galil Uzia Galil
Chairman of the Board

If you have questions or need assistance revoking consent on your shares please contact:

105 Madison Avenue

New York, New York 10016

zoran@MacKenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

ZORAN CORPORATION

1390 Kifer Road

Sunnyvale, California 94086

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF ZORAN CORPORATION

February [    ], 2011

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Zoran Corporation, a Delaware corporation (the “Company” or “Zoran”), to the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents (the “Consent Solicitation”) by Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Value and Opportunity Master Fund”), Cowen Overseas Investment LP, a Cayman Islands limited partnership (“COIL”), Ramius Advisors, LLC, a Delaware limited liability company (“Ramius Advisors”), Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (“Value and Opportunity Advisors”), Ramius LLC, a Delaware limited liability company (“Ramius”), Cowen Group, Inc., a Delaware corporation (“Cowen”), RCG Holdings LLC, a Delaware limited liability company (“RCG Holdings”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Jon S. Castor, Dale Fuller, Thomas Lacey, Jeffrey McCreary, Jeffrey C. Smith and Edward Terino (collectively, the “Ramius Group”). This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about February [    ], 2011.

EXPLANATORY NOTE

Pursuant to Delaware law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting (the “Record Date”) is the first date on which a signed written consent setting forth the action proposed to be taken is delivered to the Company, unless a record date has otherwise been duly established by the Company’s board of directors. Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke written consents with respect to the corporate action referred to therein. In order for a written consent to be effective to take the corporate action referred to therein, it must be delivered to the Company within 60 days of the earliest dated consent.

In accordance with Sections 213 and 228 of the General Corporation Law of the State of Delaware (“DGCL”), on December 6, 2010, the Ramius Group delivered to the Company a signed written consent, which established a Record Date of December 6, 2010 and expiration date of February 4, 2011 for the Ramius Consent Solicitation. On January 7, 2011, the Ramius Group purported to “re-commence” the Consent Solicitation by revoking its consent delivered on December 6, 2010 and submitting a new consent with respect to the corporate actions set forth therein (the “Corporate Actions”). The Ramius Group claims that by revoking its consent and submitting its new consent it reset the Record Date relating to the Consent Solicitation to January 7, 2011, and extended the deadline for which written consents must be received by the Company to March 8, 2011.

The Company believes that, under Sections 213 and 228 of the DGCL, the Ramius Group does not have the ability to reset the Record Date with respect to the Consent Solicitation, or to extend the deadline for receipt by the Company of the requisite number of written consents. The Company, therefore, believes that pursuant to Delaware law, no consent delivered after February 4, 2011 will be effective to take the Corporate Actions. However, no case law currently exists interpreting these issues. Therefore, it is possible that a court considering these issues for the first time would determine that the Ramius Group could re-set the Record Date, and that consents delivered after February 4, 2011 would be effective. If you have signed a consent, the Company requests that you execute and return the BLUE Consent Revocation Card in the event that the Ramius Group is permitted to re-commence the consent solicitation.

INTRODUCTION

The Ramius Group is attempting to seize control of your Board and Company by asking you to remove the directors that you elected on June 25, 2010, at the Company’s 2010 Annual Meeting of Stockholders, and replace them with a slate of nominees selected by the Ramius Group. Specifically, the Ramius Group is asking you to: (i) repeal any amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) that became effective after April 22, 2009; (ii) remove, without cause, six current directors of the Company, Raymond A. Burgess, Uzia Galil, James D. Meindl, James B. Owens, Jr., Arthur B. Stabenow and Philip M. Young; (iii) amend Article IV, Section 19 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of Zoran shall be filled exclusively by the stockholders of the Company and (iv) elect as directors the Ramius Group’s nominees: Jon S. Castor, Dale Fuller, Thomas Lacey, Jeffrey McCreary, Jeffrey C. Smith and Edward Terino (the “Ramius Group Nominees”).

Your directors were selected through processes designed by the Board to foster good corporate governance and representation of all stockholders. These processes are described in detail in the Company’s annual proxy statement and this Consent Revocation Statement. Each member of the Board other than Dr. Levy Gerzberg, the Company’s co-founder, President and Chief Executive Officer, is independent under the criteria established by NASDAQ for director independence. A consent in favor of the Ramius Consent Solicitation would be a consent to remove, without cause, all but one member of your duly elected Board and replace them with the Ramius Group Nominees—this at the request of Ramius, who is only a 9% stockholder of your company. The Board urges you to rely on your independent Nominating and Governance Committee and the shareholder nomination process outlined in this Consent Revocation Statement to create a board composition that represents all of the Company’s stockholders.

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE RAMIUS CONSENT SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND VIGOROUSLY OPPOSES THE SOLICITATION OF CONSENT CARDS BY THE RAMIUS GROUP. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU NOT SIGN ANY WHITE REQUEST CARD SENT TO YOU BY THE RAMIUS GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A WHITE CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE.

If you have any questions about giving your consent revocation or require assistance, please call: MacKenzie Partners, Inc. (“MacKenzie Partners”) at (800) 322-2885.

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or the Company’s future financial performance with respect to its financial condition, results of operations, business plans and strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of management, capital expenditures, growth and other matters. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or the semiconductor or consumer electronics industries to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and such expectations may prove to be incorrect. The Company operates in a continually changing business environment, and new risks emerge from time to time. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company’s business, including, without limitation, the Company’s ability to acquire new, and increase its business from current, customers; potential declines in the Company’s sales as a result of the continuing global economic slowdown that could continue to reduce demand for consumer electronic and other products; continued tightening in global credit markets, which could result in insolvency of key suppliers, customers, or retailers and customer inability to finance purchases of our products; the rapidly evolving markets for the Company’s products and uncertainty regarding the pace and direction of development of those markets; the impact of further ASP declines; the Company’s dependence on sales to a limited number of large customers; cost and length of time required for new product development; timing and impact of new product introductions by the Company and its competitors, and of transitions away from older products; intense competition in the Company’s markets and in the markets in which its customers operate; the Company’s reliance on other parties for wafer supplies, product assembly and testing, and manufacturing capacity; the effects of changes in revenue and product mix on the Company’s gross margins; fluctuations in tax rate caused by projections of the geographic sources of Company income; dependence on key personnel; reliance on international operations, particularly operations in Israel; the possibility of disruption from the consent solicitation making it more difficult to maintain business and operational relationships; the possibility of disruption of operation of the business should any of the proposals made by Ramius Group pass; or certain other actions taken by the Company. Please refer to the discussion of the risks and uncertainties under the caption “Risk Factors” and elsewhere in Forms 10-K, 10-Q and 8-K filed by the Company with the SEC for further information regarding risks and uncertainties that could cause actual results or events to differ materially from those contained in the forward-looking statements included in this press release. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

DESCRIPTION OF THE RAMIUS CONSENT SOLICITATION

As set forth in the Ramius Consent Solicitation and related materials filed with the SEC on January 19, 2011, the Ramius Group is soliciting your consents to the following proposals (collectively, the “Ramius Consent Proposals”):

1.	Repeal any provision of the Bylaws in effect at the time the proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that became effective on April 22, 2009, and were filed with the SEC on April 23, 2009 (the “Bylaw Restoration Proposal”);

2.	Remove without cause the six independent members of the Board: Raymond A. Burgess, Uzia Galil, James D. Meindl, James B. Owens, Jr., Arthur B. Stabenow and Philip M. Young, including any person (other than those elected by the Ramius Consent Solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after December 6, 2010, and prior to the effectiveness of the Ramius Consent Proposals;

3.	Amend Article IV, Section 19 of the Bylaws, as set forth on Schedule III to the Ramius Consent Solicitation, to provide that any vacancies on the Board resulting from the removal of directors by the Company’s stockholders shall be filled exclusively by the stockholders of the Company; and

4.	Elect the nominees of the Ramius Group, Jon S. Castor, Dale Fuller, Thomas Lacey, Jeffrey McCreary, Jeffrey C. Smith and Edward Terino, to serve as directors of Zoran (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

A consent in favor of the Ramius Consent Proposals would be a consent to remove, without cause, all but one member of your duly elected Board and replace them with the Ramius Group Nominees. The Bylaw Restoration Proposal is designed to nullify unspecified provisions of the Bylaws that may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. As of the date of this Consent Revocation Statement, the Company has not amended the Bylaws since April 22, 2009.

BACKGROUND OF THE RAMIUS GROUP SOLICITATION

According to a Schedule 13D filed by the Ramius Group on December 18, 2009, in October 2009 the Ramius Group began acquiring shares of Microtune and in mid-December 2009, announced that it had acquired over 5% of the outstanding shares of Microtune. On December 23, 2009, certain members of the Ramius Group delivered a letter to Microtune nominating four director nominees for Microtune’s 2010 annual meeting of stockholders.

On March 23, 2010, Microtune entered into a settlement agreement with certain members of the Ramius Group. Pursuant to the settlement agreement, Microtune agreed to, among other things, (i) nominate three new independent directors (each of whom was previously nominated by members of the Ramius Group) for election to Microtune’s board of directors at the 2010 annual meeting of stockholders and (ii) grant the Ramius Group certain rights with regard to director nominations for the 2011 annual meeting.

On September 8, 2010, the Company announced that it had entered into a definitive agreement to acquire Microtune, and, according to a Schedule 13D filed by the Ramius Group on November 1, 2010, the Ramius Group began acquiring shares of the Company in late October 2010.

On November 1, 2010, the Ramius Group announced that it had acquired over 5% of the outstanding shares of the Company. On November 18, 2010, representatives of the Ramius Group met with executive management of the Company to discuss certain publicly available items relating to the history of the Company. No discussions, however, regarding board representation for the Ramius Group took place at this meeting.

On November 30, 2010, the Company completed its acquisition of Microtune, and on December 6, 2010, the Ramius Group filed a consent solicitation statement with the SEC and delivered its written consent to the Company.

On December 17, 2010, representatives of the Ramius Group met telephonically with executive management of the Company to discuss the Ramius Consent Solicitation, including the submission of certain Ramius Group Nominees through the Company’s internal director nomination processes. The representatives of the Ramius Group, however, were not receptive to working within the Company’s established nomination process.

On December 27, 2010, the Ramius Group notified the Company of its intention to nominate the Ramius Group Nominees at the Company’s 2011 annual meeting of stockholders.

On January 7, 2011, the Ramius Group revoked its consent delivered on December 6, 2010, and submitted a new consent with respect to the Corporate Actions.

REASONS TO REJECT THE RAMIUS CONSENT SOLICITATION PROPOSAL

The Ramius Group is seeking to remove, without cause, all independent members of your duly-elected Board of Directors, and replace them with the Ramius Group’s own nominees.

We believe the Ramius Group is acting opportunistically because it has timed its proposal to coincide with a current downturn in the digital television market and has ignored the Company’s publicly-stated plans to address these challenges. Since initiating its investment in Zoran only sixteen weeks ago, the Ramius Group has not engaged in any substantive dialogue with the Board and management team to fully understand the Company’s strategy. Had the Ramius Group engaged with Zoran, it would know that the Company is implementing a clear plan to achieve profitable growth including restructuring portions of the business and through the realization of the benefits of the Microtune acquisition, which will be accretive as early as the first quarter of 2011.

The Ramius Group’s proposal to replace all of Zoran’s independent directors risks the loss of a substantial amount of company-specific, industry and business experience currently existing at the Board level. In their place, the Ramius Group is attempting to install directors without a detailed understanding of Zoran’s current business. Consequently, the Board believes that such a wholesale replacement of the Company’s directors would bring unnecessary disruption to the management and operations of the Company. A consent in favor of the Ramius Group proposal would allow the Ramius Group to take control of Zoran and is highly disproportionate with the Ramius Group’s 9% ownership stake.

In addition, each year Zoran’s stockholders have the ability to vote on the election of our directors at our Annual Meeting of Stockholders. Now is not a good time for the Company to be distracted by Ramius’ activities, as it is a critical period in both the Company’s turnaround and in our customer engagements for our new product releases, as the majority of design wins that lead to revenue realization for the following six to eighteen months are awarded in the period between the end of the fourth and first quarters of each calendar year. Stockholders will have more information with which to evaluate Zoran’s progress in the DTV market prior to the Company’s 2011 Annual Meeting.

ZORAN’S BOARD OF DIRECTORS AND MANAGEMENT TEAM ARE FULLY COMMITTED TO RETURNING THE COMPANY TO PROFITABILITY

•	The Board and management team are taking the necessary actions to achieve profitability by the second half of 2011.

•

We believe that abandoning our DTV investments at this time is not in the best interests of the Company and its stockholders, as the Company is currently engaged with many tier-one customers and the Company believes that its recent investments in new DTV products will deliver positive returns to the Company and its stockholders in the near future.

•	Zoran is committed to a relatively short timeline to realize the benefits of its DTV strategy, and will focus on reevaluating our strategy if any of our assumptions prove unfounded.

•	We believe that the Ramius Group’s recommendations are premature and designed to serve the Ramius Group’s own short-term interests rather than the best interests of all stockholders.

Over the past ten months, having not met our own expectations for the Company’s DVD and DTV businesses, the Board and management team have been evaluating Zoran’s technology, expense structure and opportunities in DVD and DTV. Accordingly, in our third quarter earnings announcement, prior to the Ramius Group’s investment in Zoran, the Company announced that it would be taking actions to improve the Company’s cost structure and position the Company to return to sustainable and profitable growth. Below are examples of actions taken by Zoran:

Discontinued DVD Investment Enabling Profitability Throughout 2011. Zoran has been a leader in DVD for many years; however, this business has become increasingly less attractive as both set-top-boxes (“STB”) and connected TVs offering over-the-top services, have become more mainstream. Zoran determined that it is in the best interests of the Company and its stockholders to discontinue investments in this product line. As a result, in the fourth quarter of 2010, we reduced our headcount in DVD by over 70 percent, keeping only a necessary team of employees dedicated to supporting existing customers. These actions will enable Zoran to harvest end-of-life revenues and will return the segment to profitability starting in the first quarter of 2011.

Reduced DTV Expenses and Set Specific Revenue Design Win and Profitability Targets. We understand that, to justify our continued participation in the DTV market, we must attain profitability within a reasonable timeframe. This involves having the right cost structure, customers, and solutions to win in the market. Regarding our cost structure, we are taking actions to streamline and optimize our expense base. This has included reallocating resources to lower cost geographies, reducing our investments in certain technology areas, and better leveraging our engineering resources. These actions will reduce our operating expenses in DTV by approximately 13 percent in 2011.

In addition, the Board and management team have committed to near-term revenue and design win targets that we believe will lead to breakeven operating profitability by the middle of 2011. We expect to achieve our revenue and design win targets, enabling our DTV business not only to breakeven in the third quarter of 2011, but also to contribute substantially to our growth and profitability in 2012 and beyond. We will reevaluate our strategy if any of our assumptions prove unfounded.

Refocused Our DTV Business on Higher-End, Higher-Margin Segments for Tier-One Customers. DTV is a rapidly evolving market, comprised of both commoditized and high-value segments. Historically, the Company competed primarily in the mid to low-end segments of the U.S. DTV market which eventually became commoditized. Notably, during 2009, the Company established a leading market position for the flat-panel TV processor chip market for North America. To continue to respond to the evolving DTV market, we have built on our success in the mid to low-end and developed a broader, feature-rich product portfolio to address the mid-range and higher-end market segments. We believe that our new product portfolio, particularly our multi-standard DTV, 3DTV, and connected TV SoCs, as well as our FRC (Frame Rate Conversion) solutions, positions us well to take additional market share in DTV. In 2011, our strategy to achieve revenue growth in this segment is already showing positive signs of bearing fruit based on upon design win activity with tier-one customers to date, some of which are already shipping, as well as by the strong levels of customer engagement that we are already experiencing. Specifically, we are already shipping new products to Toshiba and Samsung and have recently achieved additional design wins.

Completed Microtune Acquisition. On November 30, 2010, we completed the acquisition of Microtune, a pioneer in the development and deployment of silicon tuners. We expect the acquisition to be accretive to our earnings as early as the first quarter of 2011. In addition, Microtune enhances Zoran’s overall strategy, providing significant support to our strategic and growth objectives in the STB and DTV markets. With Microtune, we believe Zoran will become a complete provider of solutions for home entertainment, immediately accelerating our position in the STB market, and strengthening our DTV position as global markets transition from analog to digital and to more efficient single-chip TV tuners over the next several years.

Delivered Strong Results in Our Digital Camera and Printer Imaging Businesses. Our Digital Camera and Printer Imaging businesses are tracking well to expectations. Our fourth quarter 2010 earnings results have shown that Zoran has continued to take advantage of strong and widespread demand for our COACH processors, driving growth in digital cameras, and we continue to see solid signs of recovery in Printer Imaging.

Maintained Strong Balance Sheet and Cash Flow. The Board and management team have taken actions to improve Zoran’s financial and operational performance in a very difficult economic environment. The Company has taken decisive actions to reduce expenses, maintain a strong balance sheet and optimize cash flow generation to bolster Zoran’s financial strength and long-term competitiveness.

EXITING THE DTV BUSINESS AFTER OUR SUBSTANTIAL INVESTMENT IN NEW PRODUCTS AND AT THIS STAGE OF THE DESIGN-WIN CYCLE IS SIMPLY NOT IN THE BEST INTEREST OF STOCKHOLDERS

Zoran has made substantial investments in new products, has taken the steps outlined above and is now entering into the product release and design-win cycle poised to capture market share. By the end of the second quarter of 2011, we expect multiple design wins for our products with additional tier-one TV manufacturers. Notably, we are already shipping some of our recently obtained design wins to Toshiba, Sanyo and Samsung. We also have outlined specific revenue targets and expense reductions as part of this strategy.

If we are successful in the pending design cycle, our DTV business will be a significant contributor to growth and profitability in 2012 and beyond. The success or failure of capturing additional tier-one customers, as well as meeting revenue and expense targets, will dictate our strategy and the Board is firmly committed to reevaluating this strategy if our assumptions prove unfounded. But we believe that exiting the DTV business now—following this significant investment by the Company and at this stage of the cycle—is not in the best interests of Zoran’s stockholders.

THE RAMIUS GROUP’S ASSUMPTIONS REGARDING OUR BUSINESS CONDITION AND STRATEGY ARE FLAWED

The Board believes that the Ramius Group’s consent solicitation contains numerous inconsistencies, omissions and inaccuracies, including the following:

Mischaracterization of our Businesses. While we acknowledge that we do not publicly disclose the operating results for each of the segments that we serve, certain of the Ramius Group’s estimates of our results for the last twelve months by business are materially inaccurate and, more importantly, would likely lead to erroneous conclusions. There are a number of examples, which illustrate the Ramius Group’s limited knowledge of Zoran’s business and the overall industry that we serve, including:

•

Erroneous estimation of 2011 DTV revenues. The Ramius Group’s commentary does not properly reflect Zoran’s view of the opportunity for the Company’s DTV business in 2011. Zoran’s current expectations of 2011 DTV revenues are over 50 percent above the high end of the Ramius Group’s estimate of $35 million to $50 million in revenues. The inaccuracy of the Ramius Group’s estimate is even more pronounced when it is taken into account that the Ramius Group may be including STB revenues in estimating Zoran’s 2011 DTV revenues.

•

Our outlook is based on existing and expected design wins and traction being gained throughout the product line for our connected and 3D SoCs and our FRC solutions. In some cases, we are already shipping to tier-one customers for these programs and while the first quarter is generally seasonally weak across all consumer segments, growth is expected to return in the second quarter of 2011.

•	Overstatement of operating expenses attributable to our DTV business by over $20 million resulting in an exaggeration of our operating loss for the last twelve months.

•

Inclusion of our STB business in the Ramius Group’s estimate of our DTV results. Our home entertainment results include not only our DTV and DVD activities, but also our STB business. Although the STB business is currently in the investment phase, Zoran is building momentum in the marketplace, with top-tier design wins with Cisco and Samsung.

•

Omission of the concept of common expenses. A portion of our operating expenses, particularly in research and development, relate to technologies or activities shared across our other businesses thereby understating the benefit of our DTV activities to our overall results.

Omission of Impact of our Restructuring Actions. In our third quarter earnings announcement, we stated that we would be undertaking restructuring actions to improve our expense structure. By focusing on our last twelve month results, the benefits of any cost reduction actions proactively taken by the Board and management team have been effectively ignored. Through the actions underway and completed, we will reduce our DTV operating expense base by approximately 13 percent, and our DVD operating expense by approximately 80 percent, in 2011, which is not reflected or mentioned in any of the Ramius Group’s analyses.

Inaccurate and Misleading Comparison to Trident Microsystems, Inc. (“Trident”). The Ramius Group’s comparison to Trident inaccurately characterizes the DTV market opportunity, the merits of scale and, by extension, our business opportunity. More specifically:

•

Trident has gained a significant portion of its scale through acquisitions, and its revenues include what we believe are parallel product lines serving similar market opportunities, as well as legacy revenues for the analog TV market. Accordingly, Trident’s overall gross margin is significantly lower, and their operating expenses are meaningfully higher as a percentage of sales than those for our DTV and STB businesses. In addition, with respect to operating expenses, the Ramius Group’s analysis does not take into account Zoran’s recent cost-reduction initiatives and therefore further mischaracterizes the revenues Zoran requires to achieve breakeven profitability.

•

Also notable is the fact that Trident’s legacy revenues are impairing Trident’s revenue growth, as evidenced by Trident’s commentary on its 3rd quarter conference call. During the call, Trident pointed to an expectation of lower TV revenues in 2011 due to a reduction in legacy revenues. Because of the numerous differences in our businesses, the Ramius Group’s use of Trident as a comparison is not appropriate and may lead to erroneous conclusions as to the scale necessary for profitability in DTV.

Mischaracterization of Our Cash Flow. The Ramius Group repeatedly refers to Zoran’s negative cash flow. Since the beginning of the economic downturn, Zoran has been very successful in managing its balance sheet, including our cash balances and usage. Zoran ended the September 30, 2010 quarter with $371.1 million in cash (including cash equivalents and short term investments) which compares to two years ago, or, September 30 2008, balance of $361.9 million. While the Company gave guidance indicating an approximate use of cash of $15 million during the current quarter, and expects a smaller reduction in cash balance in the first quarter of 2011, Zoran expects neutral cash usage in the second quarter of 2011 and positive cash flow for the full year 2011.

ZORAN’S ANNUALLY ELECTED BOARD IS

FULLY ACCOUNTABLE TO STOCKHOLDERS

Since the Company went public in 1995, the Board has been elected annually by stockholders. As such, Zoran stockholders have the ability to vote on each Zoran director at the Company’s 2011 Annual Meeting of Stockholders. Zoran Stockholders will have significantly more information with which to evaluate Zoran’s progress in the DTV market prior to the Company’s 2011 Annual Meeting. In addition, now is not a good time for the Company to be distracted by the Ramius Group’s activities, as it is a critical period in both the Company’s turnaround and in our customer engagements for our new product releases.

We strongly urge stockholders not to be pushed into changing the composition of the Board (and effectively giving the Ramius Group, an 9% stockholder, control of Zoran and its Board) through the Ramius Group’s consent solicitation by replacing all six of Zoran’s independent directors with six of the Ramius Group’s own director nominees.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Who is making this solicitation?

Your Board of Directors.

What are we asking you to do?

We are asking you to fill out and return the BLUE Consent Revocation card, which will record your vote in opposition to the four proposals described in the Ramius Consent Solicitation and revoke any consent that you may previously have delivered in favor of the proposals, and, by doing so, preserve your current Board, which will continue to act in your best interests.

What is a consent solicitation?

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the corporate action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such corporate action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent.

If I haven’t previously delivered a consent, do I have to do anything?

No. If you support the position of your Board in opposition to the proposals put forward by the Ramius Group, doing nothing—in other words, not returning either the WHITE Consent card or the BLUE Consent Revocation card—has the same effect as returning the BLUE card. This is because in order for any of the proposals to be approved, a certain number of shares must be affirmatively voted in favor of the proposal. There are, however, two good reasons to return the BLUE card even in this scenario. You will assist the Company in tracking the consent process, and you will revoke any consent you may previously have submitted.

If I have already delivered a consent, is it too late for me to change my mind?

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question.

When will the consents become effective?

Under Section 228 of the DGCL, a corporate action will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the record date are delivered to the Company within 60 days of the earliest dated consent properly delivered to the Company relating to such corporate action.

What is the effect of delivering a consent revocation card?

By marking the “REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to the Ramius Group. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Even if you have not submitted a white consent card, we urge you to submit a BLUE Consent Revocation Card, as it will help us keep track of the progress of the consent process.

What does the Board of Directors recommend?

Your Board of Directors strongly believes that the solicitation being undertaken by the Ramius Group is not in the best interests of all of the Company’s stockholders for the reasons described above. Your Board of Directors unanimously opposes the solicitation by the Ramius Group and urges stockholders to reject the solicitation and revoke any consent previously submitted.

If the Ramius Group’s proposals are approved, will it result in a “change of control?”

Yes. If the Ramius Consent Solicitation is successful, all of the current members of your Board, other than Dr. Gerzberg, would be replaced with the Ramius Group Nominees. The Ramius Group Nominees would then control the Company.

Who should I call if I have questions about the solicitation?

Please call MacKenzie Partners toll free at (800) 322-2885.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, on December 6, 2010, the Ramius Group delivered to the Company a signed written consent with respect to the Corporate Actions which established December 6, 2010 as the Record Date for purposes of determining the stockholders of the Company entitled to submit consents with respect to the Ramius Consent Proposals. Accordingly, December 6, 2010 is the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Ramius Consent Proposals. As of December 6, 2010, there were 48,966,183 shares of the Common Stock outstanding. Each share of the Common Stock outstanding as of the Record Date will be entitled to one vote per share.

The Ramius Group contends that it “reset” the Record Date to January 7, 2011, by revoking its December 6, 2010 consent and delivering a new written consent on January 7, 2011. As of January 7, 2011, there were 48,966,696 shares of the Common Stock outstanding. The Company believes that Ramius’ purported revocation of its December 6, 2010 consent is ineffectual, and that the Record Date for the Ramius Consent Solicitation remains December 6, 2010.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke consents in connection with the Corporate Actions. Persons beneficially owning shares of the Common Stock (but not holders of record), such as persons whose ownership of the Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a stockholder of record of the Company as of the close of business on the Record Date and the consent or revocation was otherwise valid.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the corporate action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the DGCL, a corporate action will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company relating to such corporate action. On December 6, 2010, the Ramius Group delivered its written consent relating to the Corporate Actions to the Company. Therefore, the Company believes that unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date must have been delivered to the Company by February 4, 2011, in order for the Corporate Actions to become effective, and that any consent delivered after February 4, 2011 relating to the Corporate Actions will not be effective.

The Ramius Group, contends that Corporate Actions will become effective if valid, unrevoked consents signed by holders of a majority of the shares of the Common Stock outstanding as of January 7, 2011, are delivered to the Company no later than March 8, 2011. The Company believes that the Ramius Group’s contentions are incorrect.

Effect of BLUE Consent Revocation Card

The effect of a Consent Revocation card is to revoke any consent that a stockholder may have previously given in response to the Ramius Consent Solicitation. If you have not previously returned a WHITE Consent Card voting in favor of the proposals contained in the Ramius Consent Solicitation, it is not strictly necessary to return a BLUE Consent Revocation Card because only shares affirmatively voted in favor of a proposal may be counted in favor of the proposal. The Company strongly urges you to return the BLUE card in any event, however, since doing so will assist the Company in tracking the consent process.

If you have previously submitted a consent in favor of any of the proposals and wish to revoke that consent, you may do so by signing, dating and returning to the Company a BLUE Consent Revocation Card. We urge you to do so promptly, because the Ramius Group proposals could become effective even before the expiration of the 60-day period if a sufficient number of unrevoked consents has been received. A consent may also be revoked by delivery of a written revocation of your consent to the Ramius Group. Stockholders are urged, however, to return all consent revocations in the envelope provided or to MacKenzie Partners. The Company requests that if a revocation is instead delivered to the Ramius Group, a copy of the revocation also be returned in the envelope provided so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked consent to all of the Ramius Group Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your BLUE Consent Revocation Card to the Company or to the Ramius Group or by delivering to the Ramius Group a subsequently dated white consent card that the Ramius Group sent to you.

The Company has retained MacKenzie Partners to assist in communicating with stockholders in connection with the Ramius Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, MacKenzie Partners will be pleased to assist you. Please call MacKenzie Partners toll free at (800) 322-2885.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the BLUE Consent Revocation Card. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners, at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THE RAMIUS GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE SPECIFIC INSTRUCTIONS ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO THE RAMIUS GROUP PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of the Ramius Group by promptly completing, signing, dating and returning the enclosed BLUE Consent Revocation Card in the envelope provided. Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Ramius Group Proposals.

Results of Consent Revocation Statement

The Company intends to notify stockholders of the results of the consent solicitation by filing the results with the SEC.

SOLICITATION OF REVOCATION

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be approximately $1.2 million, of which approximately $100,000 has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication, including facsimile and email.

The Company has retained MacKenzie Partners as proxy solicitors, at an estimated fee of $250,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. MacKenzie Partners will also assist the Company’s communications with its stockholders with respect to the consent revocation solicitation and such other advisory services as may be requested from time to time by the Company. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. The Company has agreed to pay MacKenzie Partners compensation for its services and reimbursement of out of-pocket expenses in connection with its services. In addition, MacKenzie Partners and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable SEC regulations, the directors and certain executive officers of the Company are deemed to be “participants” in the Company’s solicitation of consent revocations. Please refer to the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about our directors and officers who might be deemed to be participants in the solicitation.

PROFESSIONAL ADVISORS

In addition to MacKenzie Partners, the Company has retained Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) as its investor and media relations adviser in connection with the consent revocation solicitation. The Company has agreed to pay customary compensation for such services and to reimburse Joele Frank for its out-of-pocket expenses arising out of or in connection with its engagement. The Company has also agreed to indemnify Joele Frank against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the consent revocation solicitation.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the Ramius Group Proposals or this Consent Revocation Statement.

CURRENT DIRECTORS OF THE COMPANY

The following is information regarding each director of Company as of December 31, 2010:

Name	Principal Occupation	Age	Director Since
Levy Gerzberg, Ph.D.	President and Chief Executive Officer	65	1981
Uzia Galil	Chairman and Chief Executive Officer of Uzia Initiative and Management Ltd.; Chairman of Board	85	1983
Raymond A. Burgess	President and Chief Executive Officer of Solar Power Technologies, Inc.	52	2005
James D. Meindl, Ph.D.	Professor of Microelectronics, Georgia Institute of Technology	77	1986
James B. Owens, Jr.	Consultant	61	2003
Arthur B. Stabenow	Private Investor	72	1990
Philip M. Young	General Partner Emeritus, U.S. Venture Partners	70	1986

Levy Gerzberg was our co-founder in 1981 and has served as our President and Chief Executive Officer since December 1988 and as a director since 1981. Dr. Gerzberg also served as our President from 1981 to 1984 and as our Executive Vice President and Chief Technical Officer from 1985 to 1988. Prior to Zoran, Dr. Gerzberg was Associate Director of Stanford University’s Electronics Laboratory. Dr. Gerzberg has over 30 years of experience in the high technology industry in the areas related to integrated circuits, software and systems utilizing digital signal processing in the communication, consumer electronics and PC markets. Dr. Gerzberg holds a Ph.D. in Electrical Engineering from Stanford University and an M.S. in Medical Electronics and a B.S. in Electrical Engineering from the Technion-Israel Institute of Technology in Haifa, Israel (“Technion”).

As a co-founder and current Chief Executive Officer of the Company, Dr. Gerzberg has unparalleled and valuable knowledge of our business, operations and products. The Board also considered that Dr. Gerzberg has served as a director for an extensive period with integrity and dedication. Dr. Gerzberg has a strong background in the technology sector, with a particular focus on electronic technologies, and brings significant senior leadership, technological and industry expertise to the Board.

Uzia Galil has been one of our directors since 1983 and has served as Chairman of the Board since October 1993. Mr. Galil currently serves as Chairman and Chief Executive Officer of Uzia Initiative and Management Ltd., a company specializing in the promotion and nurturing of new businesses associated with mobile communication, electronic commerce and medical informatics, which he founded in November 1999. From 1962 until November 1999, Mr. Galil served as President and Chief Executive Officer of Elron Electronic Industries Ltd. (“Elron”), an Israeli high technology holding company, where he also served as Chairman of the Board of Directors. From January 1981 until leaving Elron, Mr. Galil also served as Chairman of the Board of Directors of Elbit Ltd., an electronic communication affiliate of Elron, and as a member of the Board of Directors of Elbit Systems Ltd., a defense electronics affiliate of Elron and all other private companies held in the Elron portfolio. Mr. Galil served as a director of Orbotech Ltd. and Partner Communications Ltd. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil holds an M.S. in Electrical Engineering from Purdue University and a B.S. from the Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy by the Weizmann Institute of Science, an honorary doctorate in engineering by Polytechnic University, New York, an honorary doctorate from the Ben-Gurion University of the Negev in Israel and the Solomon Bublick Prize Laureate from the Hebrew University of Jerusalem. Mr. Galil is also a recipient of the Israel Prize.

Mr. Galil has extensive experience as a chief executive officer of technology companies, which is valuable in assessing leadership and business strategies. The Board values Mr. Galil’s a strong background in the technology sector, with a particular focus on electronic technologies. The Board also values Mr. Galil’s long-term service as a director with integrity and dedication.

Raymond A. Burgess has been one of our directors since April 2005. Since July 2009, he has been the President and Chief Executive Officer of Solar Power Technologies, Inc., a provider of power optimization technologies for solar arrays. From February 2008 until July 2009 he was a business consultant. From November 2006 to February 2008, Mr. Burgess served as President and Chief Executive Officer of TeraVicta Technologies Inc. (“TeraVicta”), a provider of broadband MEMS switches and modules. On February 25, 2008, TeraVicta filed a petition for bankruptcy under Chapter 7 of Title 11 of the United States Code. From November 2005 to September 2006, Mr. Burgess was Chief Executive Officer of Tao Group, a private software company engaged in the development and sale of embedded software to enable multimedia in consumer and mobile communications devices. From July 2004 to November 2005, Mr. Burgess was engaged as a consultant to companies in the semiconductor industry and related fields. From April 2004 to July 2004, Mr. Burgess served as Senior Vice President, Strategy, Marketing and Communications of Freescale Semiconductor, Inc. From September 2000 to March 2004, Mr. Burgess served as Corporate Vice President, Strategy, Marketing and Communications for the Semiconductor Products Sector of Motorola, Inc. (“Motorola”) and he held a variety of other executive positions during a 20 year career at Motorola.

Mr. Burgess has a strong background in the technology sector, with a particular focus on electronic technologies. As the President and Chief Executive Officer of Solar Power Technologies, Inc., former President and Chief Executive Officer of TeraVicta, former Chief Executive Officer of Tao Group and a former executive of Freescale Semiconductor, Mr. Burgess brings a wealth of leadership and understanding of business strategies at technology companies. Mr. Burgess also has brings valuable experience, expertise and background in financial and accounting matters. His extensive experience managing large, global technology companies, as well as his consulting background, enable him to effectively advise the Board on a variety of strategic and business matters.

James D. Meindl has been one of our directors since March 1986. Dr. Meindl has been the Joseph M. Pettit Chair Professor of Microelectronics at the Georgia Institute of Technology in Atlanta, Georgia, since 1993. From 1986 to 1993, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost of Rensselaer Polytechnic Institute. While at Stanford University from 1967 to 1986, he was the John M. Fluke Professor of Electrical Engineering and Director of the Stanford Electronics Laboratory and the Center for Integrated Systems. He received the 2006 IEEE Medal of Honor, the highest award presented by IEEE. Dr. Meindl holds a B.S., M.S. and Ph.D. in Electrical Engineering from Carnegie-Mellon University. Dr. Meindl is also a director of SanDisk Corporation (“ScanDisk”). Previously, Dr. Meindl served as a director of Stratex Networks, Inc.

Dr. Meindl has a strong scientific background in the electronic technology sector, and has provided significant insight into research and development, cutting edge technologies and semiconductor trends. He also has significant experience on the Board of Directors of Scandisk, a large cap semiconductor Company. The Board also considered that Dr. Meindl has served as a director for an extensive period with integrity and dedication.

James B. Owens, Jr. has been one of our directors since May 2003. Since January 2005, Mr. Owens has been principally engaged as a consultant to companies in the semiconductor industry. From January 2002 to January 2005, Mr. Owens served as President and Chief Executive Officer and a director of Strasbaugh, a provider of semiconductor manufacturing equipment. From December 1999 to August 2001, Mr. Owens served as President and Chief Executive Officer of Surface Interface, a supplier of high-end metrology equipment to the semiconductor and hard disk markets. From August 1998 to December 1999, Mr. Owens served as President of Verdant Technologies, a division of Ultratech Stepper. Mr. Owens holds a B.S. in Physics from Stetson University, an M.S. in Management from the University of Arkansas and an M.S.E.E. from Georgia Institute of Technology.

Mr. Owens has a strong background in the technology sector, with a particular focus on electronic technologies. Mr. Owens’ experience as an executive in the semiconductor and technology industry is valuable in assessing our leadership and business strategies. Also, Mr. Owens brings valuable experience, expertise and background in financial and accounting matters to the Board.

Arthur B. Stabenow has been one of our directors since November 1990. Mr. Stabenow has been principally engaged as a private investor since January 1999. From March 1986 to January 1999, Mr. Stabenow was Chief Executive Officer of Micro Linear Corporation, a semiconductor company. Mr. Stabenow also serves as a director of Applied Micro Circuits Corporation.

Mr. Stabenow has a strong background in the technology sector, with a particular focus on electronic technologies. Mr. Stabenow’s experience serving as chief executive officer of technology companies is valuable in assessing our leadership and business strategies. Mr. Stabenow provides the Board with significant experience, expertise and background in financial and accounting matters. Mr. Stabenow also has exceptional experience in the venture capital/private equity business, which adds value to the Board’s understanding of business development, financing, strategic alternatives and industry trends. The Board also considered that Mr. Stabenow has served as a director for an extensive period with integrity and dedication.

Philip M. Young has been one of our directors since January 1986. Mr. Young was a managing member of USVP Management Company LLC, a venture capital management company, and its predecessors from April 1990 until December 2009, and remains affiliated with USVP as a Venture Partner and General Partner Emeritus and a general partner or managing member of the general partner of various venture capital funds managed by that company or its predecessors, including USVP IV, USVP V, USVP VI, USVP VII, USVP VIII, and USVP IX. Prior to USVP, Mr. Young was a managing director of Dillon, Read & Co., an investment banking firm, from 1986 until 1990, and prior to that was President and CEO of Oximetrix, Inc., a medical device company, from 1977 to 1985. He also served on the Board of Trustees of Cornell University from 2001 until 2009 and continues to serve Cornell as a Trustee Emeritus and Presidential Councilor, and serves on the board of directors of several private companies. Mr. Young has a B.M.E. from Cornell University, an M.S. from George Washington University, and an M.B.A. from Harvard University.

Mr. Young brings valuable experience, expertise and background in financial and accounting matters to the Board. Mr. Young also has exceptional experience in the venture capital/private equity business, which adds value to the Board’s understanding of business development, financing, strategic alternatives and industry trends. The Board also considered that Mr. Young has served as a director for an extensive period with integrity and dedication.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for the selection, and recommendation to the Board, of nominees for election as director. When considering the nominations of directors for election at an annual meeting, the Nominating and Corporate Governance Committee reviews the needs of the Board for various skills, backgrounds, experience, expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. When reviewing potential nominees, including incumbent directors, the Nominating and Corporate Governance Committee considers the perceived needs of the Board, the candidate’s relevant background, experience, skills and expected contributions to the Board, as well as the following factors:

•	the appropriate size of our Board and its committees;

•

diversity, age and skills, such as understanding of relevant technology, manufacturing operations, finance, marketing and international business operation, in the context of our perceived needs and the perceived needs of the Board at the time;

•	the relevant skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the benefits associated with continuity with the benefits of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee also seeks appropriate input from our Chief Executive Officer in assessing the needs of the Board.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board with a diversity of experience at policy-making levels in business, technology and in areas relevant to our global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities that will be expected of them. Members of the Board are expected to rigorously prepare for, attend and participate in all meetings of the Board and applicable committees. Under our Corporate Governance Guidelines, at least two-thirds of the members of the Board shall be independent directors, as discussed below under the caption “Director Independence.” Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Corporate Governance Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of our management, including the Chief Executive Officer, to serve on the Board.

The Nominating and Corporate Governance Committee will consider candidates for director proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third-party search firm to assist in identifying qualified candidates. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will also consider candidates for director recommended by a stockholder, provided that any such recommendation is timely sent in writing to the General Counsel of Zoran Corporation, 1390 Kifer Road, Sunnyvale, CA 94086 and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our Bylaws have been met. Under our Bylaws, written notice of such nomination, including certain information and representations specified in the Bylaws, must generally be delivered to our principal executive offices, addressed to the General Counsel, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines that provide a framework for important elements of corporate governance, including criteria for Board membership, director stock ownership guidelines and other governance matters.

We have also adopted the Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer and Controller. If we make any substantive amendments to the code or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by the NASDAQ Global Market (“NASDAQ”) listing standards or applicable law.

Stockholders and others can access our corporate governance materials, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, our Bylaws and other related documents through our website at http://www.zoran.com/Corporate-Governance.

Independence of the Board

Upon recommendation of the Nominating and Corporate Governance Committee, the Board has affirmatively determined that each member of the Board other than Dr. Gerzberg is independent under the criteria established by NASDAQ for director independence. This criteria includes various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, an employee of the Company. Dr. Gerzberg is not independent because he is our President and Chief Executive Officer. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its independence determinations, the Board considered the commercial, financial and other relationships between us and each director and his or her family members and affiliated entities.

All members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board determined that audit committee members Messrs. Burgess, Owens and Stabenow qualify as audit committee financial experts, as defined in the rules of the SEC.

Board Leadership Structure

Under the Corporate Governance Guidelines, the Board is responsible for selecting the Chairman of the Board and appointing the Chief Executive Officer. It is the Board’s policy that our Chief Executive Officer shall not simultaneously serve as Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing independent advice to and oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment that would be required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. While our Bylaws do not forbid having the positions merged and the Board annually reviews this policy, the Board currently believes that having separate positions and having an independent outside director serve as Chairman of the Board is the appropriate leadership structure, demonstrates our commitment to good corporate governance and benefits our stockholders.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect us. This oversight is primarily conducted by the Board’s Risk Assessment Committee, which fulfills its oversight responsibilities by (i) assessing and reporting to the Board about our risk environment, including resource, strategic and operational risks, (ii) ensuring that management understands and accepts its responsibility for identifying, assessing and managing risk, (iii) facilitating management’s strategic focus on our risk management vision and evolution, (iv) verifying that the guidelines and policies governing the process by which risk assessment and management is undertaken and handled are comprehensive and evolve in relation to our risk profile and (v) reviewing those risks that the Risk Assessment Committee and management deem material to our stockholders. The members of the Risk Assessment Committee are Messrs. Burgess, Owens and Gerzberg. Management is responsible for implementing and supervising day-to-day risk management processes.

Director Training

In December 2008, each of our directors attended an eight-hour training to aid them in effectively discharging their duties, and familiarizing them with the issues facing all boards of directors of publicly traded corporations, including best boardroom practices, compliance with the Sarbanes-Oxley Act, compensation and audit committee practices, litigation, director and officer insurance coverage and ethical matters. In October 2010, each of the directors attended a three-and-a-half-hour training session conducted by our outside corporate counsel to update and refresh them in effectively discharging their duties, including a detailed review of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, certain directors attended various director education briefing sessions on specific topics throughout 2009 and 2010. Further, Art Stabenow undertook additional director training provided by another company that he also serves as a director.

Communications with Directors

Stockholders may communicate with the Board, or any individual director, by mail addressed to the intended recipient c/o General Counsel, Zoran Corporation, 1390 Kifer Road, Sunnyvale, CA 94086, by facsimile to (408) 523-6501 or by email to board.directors@zoran.com. Our General Counsel maintains a log of such communications and transmits them promptly to the identified recipient except in the case of communications that are in bad taste or present security concerns, or communications that relate primarily to commercial matters unrelated to the sender’s interests as a stockholder. The intended recipient will be advised of any communication withheld for such reasons.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for each of its committees. Copies of the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Assessment Committee are available on our website at http://www.zoran.com/Corporate-Governance.

Board Meetings and Committees

The Board held eleven (11) meetings during 2010. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Assessment Committee. The Board designates the members and chairs of committees based on the Nominating and Corporate Governance Committee’s recommendations. In 2010, no director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings of committees of the Board on which such director served. Under the Corporate Governance Guidelines, all independent directors are encouraged to attend the Annual Meeting and it is our policy that a majority of the directors attend stockholder meetings. All employee directors of the Board are required to attend except in extraordinary circumstances and did attend our 2010 annual stockholder meetings.

Audit Committee. The members of the Audit Committee are Messrs. Burgess, Owens and Stabenow, who chairs the committee. The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for NASDAQ and independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, (the “Exchange Act”). The functions of the Audit Committee include overseeing the quality of our financial reports and other financial information, retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held eight (8) meetings during 2010.

Compensation Committee. The members of the Compensation Committee are Mr. Galil, who chairs the committee, Dr. Meindl and Mr. Stabenow. The Compensation Committee consists of three directors, each of whom, in the judgment of the board, is independent for purposes of the applicable rules of NASDAQ. The Compensation Committee reviews the performance of our executive officers and approves their salaries and incentive compensation. For a description of the Compensation Committee’s processes and procedures for determining executive compensation, please see the “Compensation Discussion and Analysis” section below. The Compensation Committee held five (5) meetings during 2010.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Owens, Stabenow and Young, who is Chairman of the committee. The Nominating and Corporate Governance Committee is responsible for identifying and considering qualified candidates for appointment and nomination for election to the Board and for making recommendations concerning such candidates, recommending corporate governance principles, codes of conduct and compliance mechanisms for us and providing oversight in the evaluation of the Board and its committees. The Nominating and Corporate Governance Committee held four (4) meetings during 2010.

Risk Assessment Committee. The members of the Risk Assessment Committee are Messrs Burgess and Owens and Dr. Gerzberg. Mr. Owens is Chairman of the committee. Messrs Burgess and Owens are independent for purposes of the NASDAQ rules. The Risk Assessment Committee is responsible for assessing and reporting to the Board on our risk environment, including our material strategic and operational risks. The Risk Assessment Committee held four (4) meetings during 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Deloitte & Touche, LLP (“Deloitte”), our independent registered public accounting firm for the fiscal year ended December 31, 2010, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

As of the date of this Consent Revocation Statement, the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is not yet due. Consequently, as of the date of this Consent Revocation Statement, the Audit Committee has not yet: discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Accounting Oversight Board; discussed with Deloitte its independence, including whether Deloitte’s provision of non-audit services to us is compatible with its independence; met with Deloitte, with and without management present, to discuss the overall scope of Deloitte’s audit, the results of its examinations, its evaluations of our internal control over financial reporting and the overall quality of our financial reporting; reviewed and discussed with management and Deloitte the audited financial statements: or recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

AUDIT COMMITTEE

Arthur B. Stabenow
James B. Owens, Jr.
Raymond A. Burgess

EXECUTIVE OFFICERS OF THE COMPANY

The following is information as of December 31, 2010, regarding each executive officer of the Company:

Name	Position	Age
Levy Gerzberg, Ph.D.	President, Chief Executive Officer and Director	65
Karl Schneider	Senior Vice President, Finance and Chief Financial Officer	56
Isaac Shenberg, Ph.D.	Senior Vice President, Corporate Marketing and Business Development	60

Levy Gerzberg was our co-founder in 1981 and has served as our President and Chief Executive Officer since December 1988 and as a director since 1981. Dr. Gerzberg also served as our President from 1981 to 1984 and as our Executive Vice President and Chief Technical Officer from 1985 to 1988. Prior to Zoran, Dr. Gerzberg was Associate Director of Stanford University’s Electronics Laboratory. Dr. Gerzberg has over 30 years of experience in the high technology industry in the areas related to integrated circuits, software and systems utilizing digital signal processing in the communication, consumer electronics and PC markets. Dr. Gerzberg holds a Ph.D. in Electrical Engineering from Stanford University and an M.S. in Medical Electronics and a B.S. in Electrical Engineering from the Technion-Israel Institute of Technology in Haifa, Israel (“Technion”).

Karl Schneider joined Zoran as Corporate Controller in 1998 and was elected Vice President, Finance and Chief Financial Officer in 1998 and Senior Vice President, Finance and Chief Financial Officer in July 2003. From 1996 through 1997, Mr. Schneider served as Controller for the Film Measurement and Robotics and Integrated Technologies divisions of KLA-Tencor, a semiconductor equipment company. Mr. Schneider served as the Corporate Controller for SCM Microsystems, Inc. from 1995 to 1996, Controller for Reply Corporation from 1994 to 1995, Director of Finance for Digital F/X from 1992 to 1994 and Controller for Flextronics from 1987 through 1991. Mr. Schneider holds a B.S. in Business Administration from San Diego State University.

Isaac Shenberg has served as Senior Vice President, Corporate Marketing and Business Development since 2009, and previously as Senior Vice President, Business and Strategic Development since 1998. Dr. Shenberg served as Vice President, Sales and Marketing from 1995 through 1998. From 1990 to 1995, Dr. Shenberg served as our Product Line Business Manager. Prior to joining Zoran, Dr. Shenberg was Images Processing Group manager and Electro Optics Department manager at Rafael, a leading Aerospace provider in Israel. Dr. Shenberg holds a Ph.D. in Electrical Engineering from Stanford University and a B.S. and M.S. in Electrical Engineering from the Technion-Israel Institute of Technology in Haifa, Israel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 4, 2011, certain information regarding the ownership of Common Stock by each director, named executive officer and all of our current executive officers and directors of as a group. Unless otherwise indicated and subject to applicable community property laws, the persons named in the following table have sole voting and investment power with respect to all shares of Common Stock shown.

The percentage of beneficial ownership in the table below is based upon 49,036,319 shares of Common Stock outstanding on February 4, 2011. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within sixty days after February 4, 2011, including, but not limited to, upon the exercise of a stock option; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage Owned (%)
Levy Gerzberg, Ph.D.(1)	1,231,479	2.46%
Isaac Shenberg, Ph.D.(2)	531,149	1.07%
Karl Schneider(3)	483,057	*
Arthur B. Stabenow(4)	210,546	*
Uzia Galil(5)	158,773	*
Philip M. Young(6)	133,200	*
James D. Meindl, Ph.D.(7)	133,920	*
James B. Owens, Jr.(8)	126,000	*
Raymond A. Burgess(9)	92,000	*
All directors and executive officers as a group (9 persons)(10)	3,100,124	5.990%

*	Less than 1%.
(1)	Consists of 203,175 shares held directly and 1,028,304 shares issuable upon exercise of options.
(2)	Consists of 18,946 shares held directly and 512,203 shares issuable upon exercise of options.
(3)	Consists of 29,515 shares held directly and 453,542 shares issuable upon exercise of options.
(4)	Consists of 64,596 shares held directly and 145,950 shares issuable upon exercise of options.
(5)	Includes 27,063 shares held by Mr. Galil and 4,510 shares held by Mr. Galil’s spouse. Mr. Galil may be deemed to be a beneficial owner of the shares held by his spouse, although Mr. Galil disclaims such beneficial ownership. Also includes options to purchase 127,200 shares of Common Stock.
(6)	Consists of 6,000 shares held directly and 127,200 shares issuable upon exercise of options.
(7)	Includes 111 shares held jointly with Dr. Meindl’s spouse and 1,909 shares held by James and Frederica Meindl as trustees of the Meindl Trust dated February 4, 1972 and 4,700 shares held directly. Also includes options to purchase 127,200 shares.
(8)	Consists of 6,000 shares held directly and 120,000 shares issuable upon exercise of options.
(9)	Consists of 2,000 shares held directly and 90,000 shares issuable upon exercise of options.
(10)	Includes an aggregate of 2,731,599 shares issuable upon exercise of options.

The following table sets forth certain information about persons the Company knows were the beneficial owners of five percent or more of our issued and outstanding Common Stock as of February, 4, 2011, unless otherwise indicated in the footnotes below:

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percentage Owned (%)
BlackRock, Inc., LLP(1) 40 East 52nd Street New York, New York 10022	5,068,736	10.34%

Jeffrey C. Smith Ramius LLC(2) C/O Steven Wolosky, ESQ 599 Lexington Avenue, 20th Floor New York, New York 10022	4,447,500	9.07%

Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,060,660	6.24%

(1)	Based on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on December 31, 2010. BlackRock, Inc. is a parent holding company for subsidiaries. BlackRock, Inc. has sole voting and dispositive power with respect to the reported shares.
(2)	Based on information contained in an amended Schedule 13D/A filed on December 6, 2010 and an amended preliminary Consent Solicitation Statement filed on January 7, 2011, by the Ramius Group. According to the Schedule 13D/A, as of the close of business on November 30, 2010, (i) Value and Opportunity Master Fund had beneficial ownership and voting and dispositive control of 3,335,650 shares, (ii) COIL had beneficial ownership and voting and dispositive control of 1,111,850 shares, (iii) Ramius Advisors, as the general partner of COIL may be deemed to have beneficial ownership and voting and dispositive control over the shares owned by COIL, (iv) Value and Opportunity Advisors as the investment manager of Value and Opportunity Master Fund, may be deemed to have beneficial ownership and voting and dispositive control over the shares owned by Value and Opportunity Master Fund , (v) Ramius, as the sole member of each of Value and Opportunity Advisors and Ramius Advisors, may be deemed to have beneficial ownership and voting and dispositive control over the shares owned by Value and Opportunity Fund and COIL, (vii) Cowen, as the sole member of Ramius, may be deemed to have beneficial ownership and voting and dispositive control over the shares owned by Value and Opportunity Fund and COIL, (ix) RCG, as a significant shareholder of Cowen, may be deemed to have beneficial ownership and voting and dispositive control over the shares owned by Value and Opportunity Fund and COIL, and (x) C4S, as the managing member of RCG Holdings, may be deemed to have beneficial ownership and voting and dispositive control over the shares owned by Value and Opportunity Fund and COIL. In addition, as the managing members of C4S, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, and Thomas W. Strauss, may each be deemed to share beneficial ownership and voting and dispositive control of the shares held by Value and Opportunity Fund and COIL. The persons and entities listed above have agreed to form a group with Messrs. Jon S. Castor, who beneficially owns and controls 10,000 shares, Dale Fuller, who beneficially owns and controls 50,000 shares, Thomas Lacey, who beneficially owns and controls no shares, Jeffrey McCreary, who beneficially owns and controls 22,300 shares, Jeffrey C. Smith , who beneficially owns and controls no shares and Edward Terino, who beneficially owns and controls 20,000 shares, for the purposes of Section 13(d)(3) of the Exchange Act.
(3)	Based on information contained in a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 8, 2010. Dimensional Fund Advisors LP disclaims beneficial ownership of all such securities. Dimensional Fund Advisors, Inc. acts as investment advisor or manager to certain investment companies, trusts and accounts, none of which, to the knowledge of Dimensional Fund Advisors, Inc., owns more than 5% of the class. Dimensional Fund Advisors LP has sole voting power with respect to 2,988,392 shares and sole dispositive power with respect to 3,060,660 shares. The address of Dimensional Fund Advisors, Inc. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

DIRECTOR COMPENSATION

Cash Compensation

In 2010, each non-employee director received an annual retainer of $20,000 and cash compensation of $2,000 for each Board meeting attended. Committee chairs received $2,500 per quarter, and other committee members received $1,500 per quarter; all committee members received $750 for each committee meeting attended.

Stock Options

Upon appointment or election to the Board, each non-employee director receives an option to purchase 30,000 shares of Common Stock, vesting annually in four equal annual installments, subject to the director’s continued service. Thereafter, on the date following each annual meeting of stockholders, each incumbent non-employee director who was not initially appointed or elected in the previous year receives an option to purchase 15,000 shares of Common Stock, vesting in full on the day preceding the next annual meeting of stockholders, subject to the director’s continued service through that date. The exercise price of each such option is the closing price of Common Stock on the date of grant. These options expire after 10 years.

Director Compensation Table—Fiscal 2010

The following table provides information as to compensation for services of the non-employee directors during fiscal 2010.

Name	Fees Earned	Option Awards(1)(2)	All Other Compensation	Total
Uzia Galil	$56,500	$75,858	—	$132,358
Raymond A. Burgess	$63,000	$75,858	—	$138,858
James D. Meindl, Ph.D.	$52,500	$75,858	—	$128,358
James B. Owens, Jr.	$76,750	$75,858	—	$152,608
Arthur B. Stabenow	$75,500	$75,858	—	$151,358
Philip M. Young	$55,000	$75,858	—	$130,858

(1)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in this column reflect the fair value on the grant date of the option awards granted to our non-employee directors during 2010. These values have been determined under the principles used to calculate the value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards included in Note 10 of Notes to Consolidated Financial Statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K to be filed with the SEC.
(2)	As described above, we granted each of our non-employee directors an option to purchase 15,000 shares of Common Stock on June 28, 2010. Each of these options had a per-share exercise price of $10.15 and a total grant date fair value (as determined under applicable accounting rules) of $75,858. At December 31, 2010, the following directors had outstanding options to purchase the number of shares of Common Stock set forth following their respective names: Mr. Galil, 142,200 shares; Mr. Burgess, 105,000 shares; Dr. Meindl, 142,200 shares; Mr. Owens, 135,000 shares; Mr. Stabenow, 160,950 shares; Mr. Young, 142,200 shares.

Director Stock Ownership Guidelines

Pursuant to our Corporate Governance Guidelines, not later than three years from the date on which an individual becomes a non-employee director, he or she should beneficially own a number of shares of Common Stock that have a value at least equal to three times the annual cash retainer paid for Board service. Ownership for these purposes includes our shares from all sources, including personal and trust holdings, restricted stock, restricted stock units, stock options and stock appreciation rights. These stock ownership guidelines may be waived by the Board if it determines that a director would incur hardship by complying with the guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains our discussion and analysis of the principles underlying our executive compensation program, and the policies and decisions resulting in the amounts shown in the executive compensation tables that follow. This discussion is focused on our three executive officers, sometimes referred to as our “named executive officers,” who are our most senior and highly-compensated officers and are identified in the Summary Compensation Table that follows. As used in this discussion, “Committee” or “Compensation Committee” means the Compensation Committee of the Board.

Objectives of Our Executive Compensation Program

Our compensation program for executive officers is designed to achieve the following objectives:

•	Attract and Retain Talent. Attract and retain individual executives we need to achieve our business plan.

•

Pay for Performance. Align executive compensation with company, business unit and individual performance measured annually through a cash incentive plan and over the longer term through an equity incentive plan.

•	Reinforce Culture of Ownership. Develop and reinforce a culture of ownership and entrepreneurial spirit among our executive officers by linking compensation to our equity interests.

Design of our Executive Compensation Program

Our executive compensation program has four primary components, serving different objectives, as follows:

Component	Objective	Form
Base Salary	Provide competitive base compensation by reference to established benchmarks	Cash

Annual Cash-based Incentives	Incentivize and reward performance and achievements in a particular fiscal year	Cash

Equity Awards	Provide long-term incentives that focus executives on increasing long-term value for stockholders; retain executives through multi-year vesting periods	Stock options and restricted stock units

General Benefits	Provide competitive benefits package to employees generally	Employee stock purchase plan and other broad-based employee benefits

These primary components of executive compensation are inter-related, and we believe that compensation should not be derived entirely from one component, nor should compensation from one component necessarily reduce compensation from other components. Base salary is baseline cash compensation that is generally paid to executives throughout the year, regardless of our financial performance or stockholder returns. The Committee believes that base salary should provide executives with a predictable income sufficient to attract and retain strong talent in a competitive marketplace. We generally set executive base salaries at levels that we believe enable us to hire and retain individuals in a competitive environment and to compensate executives for satisfactory performance, regardless of performance relative to incentive compensation targets.

We use cash bonuses to reward performance achievements with a time horizon of one year or less, and stock options and other equity-based awards to reward long-term performance. The Compensation Committee believes that these incentive awards serve to align the interests of executives with stockholder interests. We designed our executive cash incentive plan to reward our executive management for our achievement of key financial objectives and individual achievement of executive-specific objectives. We believe that, as is common among technology companies, stock options are a major element of compensation used to attract and retain senior executives. We have in the past granted restricted stock units as part of our executive compensation program, but have not done so since 2005.

Overview of the Executive Compensation Process

Our Compensation Committee makes all major decisions regarding compensation, including determining salary and target bonus levels and specific bonus and equity awards, for our named executive officers.

Compensation Decision Timeline: Generally in the first quarter of each fiscal year, the Compensation Committee determines base salaries, incentive plan design and incentive plan performance goals for that fiscal year. The Committee also makes final determinations of whether our named executive officers earned incentive cash bonuses for the preceding fiscal year, based on the Committee’s review of our results for the year.

Decision Framework: Because the Committee considers the competitiveness of our executive compensation program as a key objective of the program, it evaluates market information about the compensation of executive officers at similar-sized companies facing similarly complex business challenges. For 2010, the Committee reviewed compensation data for the following group of peer companies:

Applied Micro Circuits Corporation

Broadcom Corporation

Cirrus Logic, Inc.

DSP Group, Inc.

Marvell Technology Group, Ltd.

Mellanox Technologies, Ltd.

Microsemi Corporation

Nvidia Corporation

Sigma Designs, Inc.

Trident Microsystems, Inc.

In addition, the Committee reviewed data from the Radford Semiconductor Companies Survey (for companies with $200 million—$1 billion in revenue) and the Radford All Companies Survey (together with the Radford Semiconductor Companies Survey, the “Radford Surveys”) to the extent the semiconductor industry survey does not have data for a particular position.

In setting compensation levels for our named executive officers, the Committee generally does not “benchmark” compensation against the market data described above. Rather, the Committee considers a number of factors in making its decisions, including the executive’s scope of responsibility, domain expertise, business knowledge and significance to our corporate objectives, as well as external factors affecting our business and the market generally, and uses this market data simply as a general reference point. As described below, the Committee did target the named executive officers’ equity grant levels for 2010 at approximately the 50th percentile as compared with similarly situated executives with companies participating in the Radford Surveys.

The Committee did not retain outside compensation consultants in setting named executive officer compensation in 2010, but the Committee has the authority and resources to retain consultants or advisors in its discretion. Our management, however, engaged Compensia, Inc. (“Compensia”), an independent compensation consulting firm, to review the Radford Surveys as well as our long-term equity compensation practices relative to market data Compensia has collected for semiconductor companies with revenues between $200 million and $1 billion. Our management submitted Compensia’s report to the Committee for its reference. In addition to its review of our long-term equity program, Compensia assisted us with market research related to the amendment to our 2005 Equity Incentive Plan, which was approved by our stockholders in 2010. Other than its compensation consulting services, Compensia did not provide any other services to us in 2010.

Decision Support: The Committee reviewed the compensation data described above. At the Committee’s request, Committee meetings often include other directors and typically include, for all or a portion of each meeting, our Chief Executive Officer, Chief Financial Officer, Vice President, Human Resources, our Vice President, Legal, and our external legal counsel. The Committee evaluates the performance of the Chief Executive Officer each year and makes all decisions regarding salary adjustments, bonus payments and equity awards. The Chief Executive Officer evaluates the performance of each member of the senior executive team other than himself and makes recommendations to the Committee regarding salary adjustments for the current year, performance bonus payments and equity awards based on our performance and individual performance of each executive during the preceding year. The Committee, in its sole discretion, determines whether to accept, modify or reject any recommended adjustments or awards to the senior executives.

Our Compensation Committee has adopted no formal or informal policies or guidelines (except as described below) for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if we perform well over time.

2010 CEO Compensation. For 2010, Dr. Gerzberg’s compensation consisted of his base salary and a stock option grant. Dr. Gerzberg’s base salary was reduced in August 2008 and remained at the reduced rate for all of 2009. In 2010, the Committee raised our executive officers’ salaries, including Dr. Gerzberg’s salary, by 5.5% based on their successful achievement of individual business objectives during 2010. Although Dr. Gerzberg’s salary was higher in 2010 than it was in 2009, it remained lower than his salary level that preceded the reduction of our executive officers’ salaries in 2008. In addition, Dr. Gerzberg’s 2010 salary remains lower than the median salary level for other chief executive officers at companies that participated in the Radford Semiconductor Companies Survey.

Like our other named executive officers, Dr. Gerzberg did not receive an annual bonus for either 2009 or 2010 because the bonus program’s baseline performance metric of a positive non-GAAP net income was not achieved. As described in more detail below, Dr. Gerzberg received an option grant in 2010, which had a lower value than the grant he received in 2009. The Compensation Committee targeted the size of Dr. Gerzberg’s 2010 option grant at the median of equity grant levels for chief executive officers at comparable companies that participate in the Radford Semiconductor Companies Survey. We continue to believe that stock option awards for our chief executive officer provide a strong vehicle for our pay for performance philosophy, because the awards will not result in any actual compensation to Dr. Gerzberg unless our stock price continues to appreciate.

Analysis of Compensation Program Components

Base Salary. In August 2008, our Compensation Committee determined that the base salary level for Dr. Gerzberg would be reduced by approximately 12.5 percent, and the base salary levels for each of our other named executive officers would be reduced by approximately 10 percent. In making this decision, the Compensation Committee considered the overall decline of the consumer electronics market, the general market environment and our 2008 year to date performance relative to our goals. In January 2009, the Compensation Committee evaluated the named executive officers’ base salary levels in light of market conditions, salary levels of executives in comparable positions as reported in the Radford Surveys and other factors and determined that base salary levels would not be changed for 2009. In January 2010, the Committee increased our executive officers’ base salaries by 5.5% due to their successful individual achievement of business objectives established in 2009. The Compensation Committee, however, chose salary levels that were still slightly below the median salaries of executives in comparable positions at companies that participate in the Radford Semiconductor Companies Survey. In addition, our executive officers’ salaries in 2010 remained lower than their salaries that preceded the reductions that occurred in 2008.

Annual Cash-Based Incentives. We use incentive bonuses to reward performance and achievements with a time horizon of approximately one year. The Compensation Committee generally establishes both target financial objectives and individual objectives each year, although the annual bonus for Dr. Gerzberg over the past several years has been based entirely on the achievement of our financial goals. The Compensation Committee has also provided in recent years that no bonuses would be paid to our executive officers unless we achieved a positive level of net income for the year.

For 2010, the Compensation Committee approved a performance-based cash bonus policy (“2010 Bonus Policy”) for our named executive officers. The 2010 Bonus Policy was designed to reward executives for our achievement of key financial objectives and individual achievement of more specific goals. In all cases, the bonuses were contingent upon delivering positive non-GAAP net income for 2010. The Compensation Committee set each executive’s target bonus, expressed as a percentage of base salary, and selected the financial targets, which were revenue and non-GAAP earnings per share. Under the 2010 Bonus Policy, the bonus for our Chief Executive Officer was based entirely on our financial performance, while the bonuses for our other named executive officers were to be determined 67% based on our financial performance and 33% based on the achievement of individual goals recommended by the Chief Executive Officer and approved by the Compensation Committee. Mr. Schneider’s individual goals for 2010 centered on improving and maintaining internal controls and financial reporting, improving and maintaining investor relations, ensuring effective management of legal matters and enhancing IT infrastructure and business processes. Dr. Shenberg’s individual goals for 2010 included identifying and supporting acquisition targets that would eventually result in non-linear growth, entry into new or related markets as well as collaboration across the organization on other infrastructure activities. The Compensation Committee also retained discretion to increase or decrease the final bonus amount awarded to the executive. In addition, the aggregate amount of the bonuses paid to our executive officers, general managers and vice presidents may not exceed 25% of the total bonuses paid for all of our employees.

The Compensation Committee believes that bonuses should not be paid to our executive officers unless we are profitable. Accordingly, bonuses were contingent upon our achievement of positive non-GAAP net income for 2010. For these purposes, we define non-GAAP net income to mean our net income as determined under GAAP, adjusted to exclude charges such as impairment of intangible assets, acquisition related in-process research and development expenses, amortization of acquired intangible assets, stock-based compensation expense, restructuring expense, non-recurring IP licensing, related settlements and associated income tax adjustments.

The Compensation Committee chose revenue and non-GAAP earnings per share as the financial performance measures because it believed that, as a “growth company,” we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Likewise, the Compensation Committee believed a “profitable company” with little or no growth was not acceptable. Thus, the Compensation Committee considered these performance metrics to be the best indicators of financial success and stockholder value creation. We define non-GAAP earnings per share, for bonus purposes, to mean our GAAP pre-tax earnings per share, adjusted to exclude the charges identified above for the determination of non-GAAP net income.

For 2010, the component of each executive’s bonus related to our performance was weighted 75% for non-GAAP earnings per share and 25% for revenue. The Compensation Committee assigned a greater weight to non-GAAP earnings per share to provide executives with further incentives to help create value for our stockholders. For each performance metric, the executive could receive up to 120% of the target bonus amount attributable to that metric if we achieved 120% or more of the 2010 goal for that metric as identified below. The executive could receive between 80% and 120% of the bonus amount for each metric if we achieved between 80% and 120% of the performance goal. No bonus would be paid with respect to that metric if we did not achieve at least 80% of the performance goal for that metric.

Under the 2010 Bonus Policy, Dr. Gerzberg’s target bonus was 100% of base salary, Mr. Schneider’s target bonus was 70% of base salary, and Dr. Shenberg’s target bonus was 60% of base salary. These target bonus levels have remained the same for each of these executives over the past several years. In 2010, the financial targets for bonus purposes were a revenue target of $457.4 million and a non-GAAP earnings-per-share target of $0.47. Because we did not achieve positive non-GAAP net income for 2010, no bonuses were paid to the named executive officers for 2010.

Equity Awards. The Compensation Committee uses equity awards primarily to motivate our named executive officers to focus on longer-term strategies to increase stockholder value, and secondarily to retain executive officers. We believe that in the technology sector equity awards are a major factor in attracting and retaining executive officers, while salary and bonus levels are generally secondary considerations. Equity awards help focus executives on increasing long-term stockholder value, aligning the interests of executives with those of our stockholders. Stock options in particular are performance-based, since their value depends entirely on an increase in the stock price above the option exercise price. As described below, our stock options are granted with an exercise price equal to the closing price of Common Stock on the grant date. The vesting period for stock options granted to executives is generally four years, which encourages executive retention. Accordingly, we believe that stock options are particularly effective in creating incentives for long-term performance by our executives as the option will only have value if our stock price increases and the executive continues in service over the vesting period and is able to exercise the option and benefit from that stock price appreciation.

In determining the number of options to be granted to executive officers, the Compensation Committee generally takes into account, among other factors: the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the executive’s existing options; the executive’s ability to affect profitability and stockholder value; the individual’s historic and recent job performance; equity compensation for executives in similar positions at comparable companies; and the value of stock options in relation to other elements of total compensation.

In April 2010, the Compensation Committee awarded stock options to each of our named executive officers. In determining the number of shares subject to these grants, the Compensation Committee reviewed the equity grant levels for similarly situated executives with companies participating in the Radford Surveys and determined that the grants to the named executive officers should be at approximately the 50th percentile relative to these comparable executives, with the value of the option grants being determined for these purposes using the assumptions and methodology used to value option grants in our financial statement reporting. The Compensation Committee considered the 50th percentile to be the appropriate target level for these grants in light of our current size and market capitalization relative to the companies participating in the Radford Surveys and our policy of limiting the number of shares subject to award grants made each year under its stock incentive plans and staying within dilutionary constraints. The 2010 option grants for our named executive officers were set at approximately the 50th percentile relative to similarly situated executives with these companies. As a result, the 2010 option grants for Messrs. Schneider and Shenberg had values that were slightly higher than their 2009 option grants, while the 2010 option grant for Dr. Gerzberg had a value that was slightly lower than his 2009 option grant.

For more information on the options granted to our named executive officers in 2010, see the “Grants of Plan-Based Awards Table” and accompanying narrative below.

Performance-Based Equity Compensation Plan. The Committee is currently preparing a performance-based equity compensation plan for our executive and other officers including the engagement of a compensation consultant to assist in the structuring and benefits under the plan. The Committee anticipates that such performance-based plan will include an opportunity for equity grants comprised of performance-based options, performance-based RSUs or a combination of both. The performance vesting criteria will encompass achievement of company performance as measured by objective financial metrics such as profitability (e.g., Operating Profit, EBITDA, Net Profit, or other measures) and achievement of individual goals set each year. The financial metrics will most likely be established in coordination with each annual strategic plan which will be used to determine the annual grant’s vesting in each year over a multi-year performance-based vesting period. The Committee currently anticipates that the performance-based equity compensation plan will be finalized and implemented during the first quarter of fiscal year 2011.

Stock Option Practices

In 2006 we adopted new policies governing stock option grants and other equity awards, including the following:

•	All awards including awards to executive officers are granted by the Compensation Committee or the Board.

•	Awards are generally considered at regularly scheduled quarterly meetings of the Compensation Committee or the Board, and actions approving award grants may not be taken by unanimous written consent.

•

Awards are generally granted effective as of the later of (i) the second trading day following our public announcement of our financial results for the preceding quarter or (ii) the date of the Compensation Committee or Board meeting.

•	The exercise price of stock options (or base price of stock appreciation rights) is the closing price of Common Stock on the effective date of the grant, as reported by NASDAQ.

•	Key terms and conditions of awards are communicated to recipients promptly.

Severance and Change in Control Arrangements

We maintain an Executive Retention and Severance Plan (“Retention Plan”) in order to compensate our executive officers in the event of a termination of the executive’s employment following our change of control either by us without cause or by the executive for good reason. The purpose of the Retention Plan is to protect the interests of our executives while encouraging them to continue to fulfill our objectives during and following a change of control. We believe that the protections afforded under the plan help us recruit and retain executives and mitigate a potential disincentive for executives when they are evaluating our proposed acquisition, particularly when the services of the executive officers may not be required by the acquiring company. Because we believe that a termination by the executive for good reason is conceptually the same as a termination by us without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

In general, the severance benefits provided under the Retention Plan are determined as if the executive continued to remain employed by us for 18 months (or three years, in the case of the Chief Executive Officer) following their actual termination date. We believe the benefits provided under the Retention Plan provide an appropriate level of protection for our named executive officers and are consistent with those benefits offered by other companies with whom we compete for executive talent. For a detailed description of the benefits provided under the Retention Plan, please see the discussion under “Potential Payments upon Termination or Change in Control” below. Absent a change in control event, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments. The Compensation Committee does not consider potential payments under the Retention Plan in determining other components of our executive compensation program.

Other Benefits

Executive officers are also eligible to participate in all of our respective local employee benefit plans, which may include medical, dental, vision, group life, employee assistance program, short term and long term disability, and accidental death and dismemberment insurance, our 401(k) plan or other such benefit plans, in each case on the same basis as other employees in that location. There were no special benefits or perquisites provided to any executive officer in 2010.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The executive compensation program is intended to reflect a balanced approach to compensation and to use both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While our annual bonus plan focuses on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual bonuses are based on multiple company and individual performance criteria as described above and the Compensation Committee retains discretion to adjust bonus amounts otherwise payable based on any circumstances it deems appropriate. The Compensation Committee believes that the annual bonus plan appropriately balances risk and the desire to focus executives on specific annual goals important to our success, and that it does not encourage unnecessary or excessive risk taking.

The majority of compensation provided to our named executive officers is in the form of equity awards that further align executives’ interests with those stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to our stock price, and since grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. Our current practice is to grant executives stock options, which only have value if the stock price increases after the option is granted and provide further incentives to executives to create value for our stockholders.

Tax and Accounting Considerations

Under Section 162(m), compensation in excess of $1.0 million per year to our chief executive officer and certain other executive officers is not tax deductible for us unless certain requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program, including the stock options granted to our named executive officers as described above, satisfies the requirements for exemption from the $1.0 million deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of our tax deduction for compensation paid to the named executive officers for 2010 will be disallowed under Section 162(m). We record cash compensation as an expense at the time the obligation is incurred. Historically, all cash compensation we have paid has been tax deductible for us. We account for equity compensation paid to our executives and employees under the rules of FASB ASC Topic 718, which requires us to estimate and record a non-cash expense over the vesting period of the equity compensation award.

COMPENSATION COMMITTEE REPORT*

The members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Uzia Galil, Chairman
James Meindl, Ph.D.
Arthur B. Stabenow

*	The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No one who served on the Compensation Committee at any time during 2010 is a current or former executive officer or employee or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2010.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—Fiscal 2008-2010

The following table summarizes the compensation of our named executive officers for the years ended December 31, 2008, 2009 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Levy Gerzberg, Ph.D.	2010	$420,000	—	—	$984,996	—	$2,594	(2)	$1,407,590
President and Chief Executive Officer	2009	$398,100	—	—	$1,213,485	—	$2,955	(2)	$1,614,540
	2008	$431,292	—	—	$843,190	—	$2,528	(2)	$1,277,010

Karl Schneider	2010	$271,600	—	—	$368,453	—	$2,587	(2)	$642,640
Senior Vice President,	2009	$257,400	—	—	$277,368	—	$2,618	(2)	$537,386
Finance and Chief Financial Officer	2008	$274,083	—	—	$307,948	—	$2,494	(2)	$584,525

Isaac Shenberg, Ph.D.(3)	2010	$244,000		—	$343,889	—	$42,948		$630,837
Senior Vice President, Corporate Marketing and Business Development	2009	$231,272	$1,002	—	$254,254	—	$42,160		$528,688
	2008	$261,916	—	—	$293,284	—	$46,698		$601,898

(1)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in the “Stock Awards” and “Option Awards” columns of the table above for 2010 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our named executive officers during 2010. These values have been determined under the principles used to calculate the value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 10 of Notes to Consolidated Financial Statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K to be filed with the SEC. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for 2009 and 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2009 and 2008 on a similar basis as the 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock award and option awards in 2009 and 2008 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer’s total compensation amounts for 2009 and 2008 also differ from the amounts previously reported in our Summary Compensation Table for these years.
(2)	Represents matching contributions to the named executive officer’s 401(k) plan, and premiums paid by us with respect to term life insurance for the benefit of the named executive officer.
(3)

Amounts reported for Dr. Shenberg in the table above (other than equity awards) were paid by us to Dr. Shenberg or on his behalf in Israel New Shekels (ILS). For purposes of this presentation, these amounts have been converted to U.S. dollars based on a conversion rate of US$0.28133 to 1 ILS (the conversion rate in effect as of December 31, 2010). The amount for 2010 under “All Other Compensation” for Dr. Shenberg consists of premiums paid under an Israeli insurance/pension policy that covers certain severance and other benefits totaling $28,168, payments towards the lease of an automobile totaling $11,057 and continuing education contributions totaling $3,723. For a description of the Israeli insurance/pension policy and continuing education contributions, please see the discussion under “Managers’ Insurance and Education Fund” below.

2010 Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase Common Stock made to the named executive officers during the year ended December 31, 2010. The table also provides information with regard to cash bonuses awarded for 2010 under our performance-based, non-equity incentive plan to each named executive officer.

Name	Grant Date	Approval Date(1)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold ($)	Target ($)	Maximum ($)
Levy Gerzberg, Ph.D.	N/A	N/A	$318,480	$398,100	$477,720	—	—	—	—
	4/28/2010	4/20/2010	—	—	—	—	200,500	$9.86	$984,996

Karl Schneider	N/A	N/A	$144,144	$180,180	$216,216	—	—	—	—
	4/28/2010	4/20/2010	—	—	—	—	75,000	$9.86	$368,453

Isaac Shenberg, Ph.D.	N/A	N/A	$111,010	$138,763	$166,516	—	—	—	—
	4/28/2010	4/20/2010	—	—	—	—	70,000	$9.86	$343,889

(1)	On April 20, 2010, the Compensation Committee approved option grants to our named executive officers, at an option exercise price per share equal to the closing price of Common Stock on the second trading day after announcement of our final financial results for the quarter ended March 31, 2010 (which was April 28, 2010).
(2)	These columns reflect the threshold, target and maximum amounts for each named executive officer’s bonus opportunity for 2010.
(3)	The amounts reported in this column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in this column, see footnote (1) to the Summary Compensation Table above.

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards

The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Analysis of Compensation Program Components—Annual Cash-Based Incentives.”

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2005 Equity Incentive Plan, if we undergo a change in control, outstanding awards granted under the plan will generally be assumed or otherwise continued by the successor entity or they will be cancelled in exchange for the right to receive a payment in connection with the change in control transaction. The Compensation Committee has discretion to provide for the vesting of outstanding awards to accelerate in connection with a change in control.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards under the Retention Plan upon certain terminations of employment in connection with our change in control. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2005 Equity Incentive Plan and our option grant practices as described in the “Compensation Discussion and Analysis” above, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our named executive officers in 2010 is subject to a four-year vesting schedule, with 25% of the option vesting on the first anniversary of the grant date and the remaining 75% of the option vesting in monthly installments over the three-year period thereafter. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our named executive officers in 2010 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a termination of his employment for any reason. This period is extended to 12 months if the termination is a result of the named executive officer’s death or disability. In the case of the option granted to Dr. Gerzberg, the vested portion of the option will remain exercisable for the remainder of its term (or, if earlier, the date Dr. Gerzberg accepts a senior executive position with another company) if Dr. Gerzberg retires from his service on the Board. (For these purposes, “retirement” is defined as either Dr. Gerzberg’s voluntary resignation from the Board or the expiration of his term as a director after he has declined to stand for reelection, in either case if he has served continuously on the Board for at least two years).

The options granted to named executive officers during 2010 do not include any dividend rights.

Outstanding Equity Awards at December 31, 2010

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2010, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Levy Gerzberg, Ph.D.	42,375	—	$14.6900	8/9/2012	(1)	—	—
	178,125	—	$14.6900	8/9/2012	(1)	—	—
	15,572	—	$24.7800	7/15/2013	(1)	—	—
	304,679	—	$24.7800	7/15/2013	(2)	—	—
	180,000	—	$13.5900	8/19/2015	(3)	—	—
	91,667	8,333	$19.7800	4/26/2017	(3)	—	—
	76,667	38,333	$14.2100	4/23/2018	(3)	—	—
	109,374	153,125	$8.9400	4/30/2019	(3)	—	—
	—	200,500	$9.8600	4/28/2020	(3)	—	—

Karl Schneider	11,563	—	$15.4700	9/19/2011	(1)	—	—
	8,437	—	$15.4700	9/19/2011	(1)	—	—
	43,750	—	$14.6900	8/9/2012	(1)	—	—
	31,250	—	$14.6900	8/9/2012	(1)	—	—
	100,000	—	$24.7800	7/15/2013	(1)	—	—
	100,000	—	$24.7800	7/15/2013	(2)	—	—
	60,000	—	$13.5900	8/19/2015	(3)	—	—
	36,667	3,333	$19.7800	4/26/2017	(3)	—	—
	28,000	14,000	$14.2100	4/23/2018	(3)	—	—
	25,000	35,000	$8.9400	4/30/2019	(3)	—	—
	—	75,000	$9,8600	4/28/2020	(3)	—	—

Isaac Shenberg, Ph.D.	40,500	—	$10.3300	2/7/2011	(1)	—	—
	49,719	—	$11.5200	9/19/2011	(1)	—	—
	82,500	—	$12.3600	8/9/2012	(1)	—	—
	100,000	—	$24.7800	7/15/2013	(1)	—	—
	100,000	—	$24.7800	7/15/2013	(2)	—	—
	54,000	—	$13.5900	8/19/2015	(3)	—	—
	28,050	2,550	$19.7800	4/26/2017	(3)	—	—
	26,667	13,333	$14.2100	4/23/2018	(3)	—	—
	22,917	32,083	$8.9400	4/30/2019	(3)	—	—
	—	70,000	$9.8600	4/28/2020	(3)	—	—

(1)	Option is immediately exercisable and vests over four years with 1/48th of the shares vesting each month.
(2)	Option is immediately exercisable and vests over four years, 25% of the shares vesting after one year, and 1/48th of the shares vesting each month thereafter.
(3)	Option vests over four years, with 25% vested and exercisable after one year, and 1/48th of the shares vesting each month thereafter.

2010 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by named executive officers during 2010, and on the vesting of other stock awards during 2010 that were previously granted to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Levy Gerzberg, Ph.D.	—	—	—	—
Karl Schneider	—	—	—	—
Isaac Shenberg, Ph.D.	—	—	—	—

(1)	The dollar amounts shown in this column are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options.
(2)	The dollar amounts shown this column are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

Potential Payments upon Termination or Change in Control

Change-in-Control Agreements

We maintain an Executive Retention and Severance Plan (“Retention Plan”) that provides for certain benefits for our executive officers and certain key employees in connection with our change in control. The Retention Plan provides that if, in the event of our change in control, the company acquiring us does not assume, continue or substitute for the outstanding stock options, stock appreciation rights or restricted stock units of the participants in the Retention Plan, then the vesting, exercisability and settlement of such awards will be accelerated in full immediately prior to, but conditioned upon, the consummation of the change in control.

The Retention Plan also provides for the payment of severance benefits to a participant who, within 18 months after a change in control, is terminated without cause or resigns as a result of good reason. Upon such termination, the participant would be entitled to a lump sum payment in an amount equal to the aggregate amount of his base salary and annual bonus for a period of 36 months in the case of the chief executive officer, and 18 months in the case of other executive officers. For these purposes, the annual bonus amount will equal the greater of (i) the participant’s aggregate bonus for the fiscal year immediately preceding the fiscal year of the change in control, (ii) the participant’s aggregate bonus for the fiscal year immediately preceding the fiscal year of the participant’s termination of employment, or (iii) the participant’s aggregate target bonus (assuming attainment of 100% of all applicable performance goals) for the fiscal year of the participant’s termination. We will also provide health (including medical and dental) benefits to the participant and his or her dependents and life insurance benefits to the participant, for 36 months in the case of the chief executive officer and 18 months in the case of other executive officers, at the same premium cost to the participant and coverage levels in effect at the time of termination. In addition, the participant’s outstanding equity awards will become fully vested and, in the case of stock options and stock appreciation rights, will generally remain exercisable for a period of one year after such termination. We will also indemnify the participant for claims or actions arising out of the participant’s services to us and will maintain directors’ and officers’ liability insurance for six years following the date of the participant’s termination. Finally, if the benefits described above or otherwise received by a participant in connection with a change in control would cause the participant to be subject to any excise tax under Section 4999 of the Code the payments under the Retention Plan will be automatically reduced if such reduction would result in a greater after-tax benefits to the participant.

A change in control is defined generally under the Retention Plan as a person becoming the beneficial owner of a majority of our outstanding shares or voting power, a merger resulting in the stockholders prior to the merger owning less than half of our voting power after the merger, sale of substantially all our assets, or a change in the composition of the majority of the Board over a two-year period.

Cause for termination would include certain acts by the executive of fraud, embezzlement or dishonesty, unauthorized use or disclosure of confidential information or trade secrets, or intentional misconduct adversely affecting our business. Good reason for an executive’s resignation would generally include a reduction in duties, salary, target bonus or benefits, or a relocation of more than 30 miles, in each case without the executive’s consent.

Other Termination Agreements

In December 1997, we issued an offer letter to Karl Schneider, pursuant to which, if Mr. Schneider’s employment with us is terminated, either by us or Mr. Schneider, for a reason other than “cause,” as such term is defined in the offer letter, the other party to the letter is entitled to three months notice; provided, however, that if Mr. Schneider accepts an offer of employment from another company while still employed with us, Mr. Schneider must notify us within 12 hours of acceptance of such offer, and we may terminate Mr. Schneider’s employment without providing advance notice.

Managers’ Insurance and Education Fund

We offer to make contributions on behalf of all of our full time Israeli employees, including Dr. Shenberg who is resident in Israel, to a fund known as Managers’ Insurance. This fund provides a combination of retirement plan, insurance and severance pay benefits to the employee, giving the employee or his or her estate payments upon retirement, disability or death and securing the severance pay, if legally entitled, upon termination of employment. Each full-time employee is entitled to participate in the plan, and each employee who participates contributes an amount equal to 5% of his or her salary to the retirement plan and we contribute between 13.33% and 15.83% of his or her salary (consisting of 5% to the retirement plan, 8.33% to secure severance payments and up to 2.5% for disability insurance). Under the retirement plan component of the Managers’ Insurance, all of our contributions and the contributions made by the employee are immediately vested and non-forfeitable upon contribution to the Managers’ Insurance.

We also provide all of our full-time Israeli employees, including Dr. Shenberg, with an education fund benefit. We contribute to the education fund an amount equal to 7.5% of the employee’s monthly salary and the employee contributes an additional amount equal to 2.5% of his or her monthly salary. The amounts contributed up to the legally recognized limit are available to the employee on a tax-free basis after the lapse of six years from the initial contribution.

Payments upon Termination without Cause, or With Good Reason, After a Change in Control

The following table presents the dollar value of payments and benefits upon a termination of employment of our named executive officers in the event of their termination without cause or resignation with good reason within 18 months following a change in control, assuming that termination took place on December 31, 2010.

Name	Cash Severance (Salary)	Cash Severance (Bonus)(1)	Continued Health Benefits	Acceleration of Equity Awards(2)	Total
Levy Gerzberg, Ph.D.	$1,194,300	$1,194,300	$27,880	$—	$2,994,803
Karl Schneider	$386,100	$270,270	$42,166	$—	$821,471
Isaac Shenberg, Ph.D.	$346,909	$208,145	$328	$—	$671,432

(1)	Bonus means the greater of (i) the aggregate of all bonuses earned by the participant (whether or not actually paid) for 2008, or (ii) the targeted bonus the participant would have earned (assuming attainment of 100% of all applicable performance 0.goals) for 2009.
(2)	Represents the intrinsic value of the unvested portions of the executive’s equity awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $8.80 (the closing price of Common Stock on December 31, 2010) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and restricted stock unit awards, this value is calculated by multiplying $8.80 by the number of shares or units subject to the accelerated portion of the award. As noted above, the Retention Plan also provides that the executive would be entitled to accelerated vesting of all outstanding equity awards if the successor entity did not assume the awards following our change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy regarding the review, approval, and ratification of transactions with related persons. In accordance with the policy, the Audit Committee reviews our transactions in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are our directors and executive officers, stockholders beneficially owning more than 5% of the outstanding Common Stock, and their immediate family members. The Audit Committee considers all relevant information available to it about the related person transactions it reviews. The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her family members is the related person

Transactions with Related Persons

In 2010, we did not participate, and we are not currently participating, in any transaction or proposed transaction in which the amount involved exceeded $120,000 and in which any related person had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2010, all required filings were timely made in accordance with the Exchange Act’s requirements.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT 2011 ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2011 annual meeting, the proposal must have been received at our principal executive offices, addressed to the General Counsel, on or before December 30, 2010. Stockholders who intend to present an item of business at the 2011 annual meeting (other than a proposal submitted for inclusion in our proxy statement) must have provided notice of such business on or before December 30, 2010. Should a stockholder proposal be brought before the 2011 annual meeting, regardless of whether it is included in our proxy materials, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the General Counsel at our principal executive offices, prior to the close of business on March 14, 2011.

ACCESS TO PROXY MATERIALS, ANNUAL REPORT AND OTHER DOCUMENTS

This Consent Revocation Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, may be viewed online at www.zoran.com, under “SEC Filings” in the “Investor Relations” section. The Company has established Corporate Governance Guidelines and a Code of Business Conduct & Ethics. In addition, each of the Audit, Compensation, and Nominating and Governance Committees of the Board acts under a written charter. All of these documents may be viewed online on the Company’s website at www.zoran.com under “Corporate Governance” in the “Investor Relations” section. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the Company’s headquarters.

HOUSEHOLDING PROXY MATERIALS

The Company has adopted a procedure approved by the SEC called “householding” that will reduce our printing costs and postage fees. Under this procedure, multiple stockholders residing at the same address may receive a single copy of the Annual Report on Form 10-K, Proxy Statement, Consent Revocation Statements or notice, as applicable, unless the stockholders notify the Company that they wish to receive individual copies. Stockholders may revoke their consent to householding at any time by contacting the Company, either by calling the Company at (408) 523-6500 or by writing to the Company’s Corporate Secretary at 1390 Kifer Road, Sunnyvale, California. The Company will remove you from the householding program within 30 days of receipt of your notice, after which you will receive an individual copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable.

IMPORTANT

The Board urges you NOT to return any white consent card solicited from you by the Ramius Group. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

For additional information or assistance, please call our soliciting agent, MacKenzie Partners, at (800) 322-2885.

CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Common Stock During the Past Two Years

A list of all acquisitions and dispositions of the Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent is attached as Annex A to this document.

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of consent revocations is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934) who beneficially own any shares of the Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Form 10-K for the fiscal year ended December 31, 2009, or any of the other corporate governance documents referred to in this Consent Revocation Statement by writing to the Corporate Secretary of the Company at 1390 Kifer Road, Sunnyvale, California or calling (408) 523-6500. These also are available on the SEC’s website at www.sec.gov or on the Company’s websites at www.zoran.com.

Annex A

RECENT TRADING HISTORY OF PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of the acquisitions of the Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent. No dispositions were made during the last two years by the persons listed below.

Participant	Acquisition		Date

Levy Gerzberg	1,744	*	4/30/2009
	1,495	*	10/30/2009
	10,000		11/13/2009
	5,000		1/28/2010
	1,446	*	4/30/2010
	1,445	*	10/29/2010

Karl Schneider	1,495	*	4/30/2009
	1,495	*	10/30/2009
	1,547	*	4/30/2010
	1,636	*	10/29/2010

Isaac Shenberg	1,500	*	4/30/2009
	1,587	*	10/30/2009
	1,742	*	4/30/2010
	1,344	*	10/29/2010

James Meindl	2,200		5/4/2009
	2,500		10/29/2009

Philip Young	6,000		6/5/2009

*	Common Stock acquired upon exercise of options.

A-1

REVOKE BY INTERNET	WWW.CESVOTE.COM

Please have your Consent Revocation card available when you access the website www.cesvote.com and follow the simple directions that will be presented to you.
REVOKE BY TELEPHONE	1-888-693-8683

Please have your Consent Revocation card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.
REVOKE BY MAIL

Please mark, sign, date and promptly mail your Consent Revocation card using the postage-paid envelope provided or return your Consent Revocation card to: Corporate Election Services, PO Box 3230, Pittsburgh PA 15230.

Revoke by Telephone	Revoke by Internet	Revoke by Mail
Call Toll-Free using a	Access the Website and	Sign, date and return your
touch-tone telephone:	revoke your consent:	Consent Revocation in the
1-888-693-8683	www.cesvote.com	postage-paid envelope provided.

g

i	IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.	i

ZORAN CORPORATION	BLUE CONSENT REVOCATION CARD

CONSENT REVOCATION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ZORAN CORPORATION

The undersigned, a record holder of shares of common stock, par value $0.001 per share (the “Common Stock”), of Zoran Corporation (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned, hereby acts as follows concerning the proposals of the Ramius Group set forth on the reverse.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ON THE REVERSE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING, DATING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

, 20
Stockholder Sign Here	Date

, 20
Stockholder (Joint Owner) Sign Here	Date

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

i	IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.	i

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

1.	Proposal made by the Ramius Group to repeal any provision of the Bylaws in effect at the time the proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that became effective on April 22, 2009, and were filed with the SEC on April 23, 2009.
			☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT

2.

Proposal made by the Ramius Group to remove without cause the six independent members of the Board listed below including any person (other than those elected by the Ramius Consent Solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after December 6, 2010, and prior to the effectiveness of the Ramius Consent Proposals.

	(a)	Raymond A. Burgess	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(b)	Uzia Galil	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(c)	James D. Meindl	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(d)	James B. Owens, Jr.	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(e)	Arthur B. Stabenow	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(f)	Philip M. Young	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT

3.

Proposal made by the Ramius Group to amend Article IV, Section 19 of the Bylaws, as set forth on Schedule III to the Ramius Consent Statement, to provide that any vacancies on the Board resulting from the removal of directors by the Company’s stockholders shall be filled exclusively by the stockholders of the Company.

			☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT

4.

Proposal made by the Ramius Group to elect the individuals listed below to serve as directors of Zoran (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

	(a)	Jon S. Castor	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(b)	Dale Fuller	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(c)	Thomas Lacey	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(d)	Jeffrey McCreary	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(e)	Jeffrey C. Smith	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT
	(f)	Edward Terino	☐	YES, REVOKE MY CONSENT	☐	NO, DO NOT REVOKE MY CONSENT

(Continued, and please sign and date on reverse side.)